Resolution of Dutch Mining LLC

WHEREAS, the limited liability company is insolvent and unable to pay its debts as they mature, and

WHEREAS, it would be in the best interests of creditors for the Limited Liability Company to file a voluntary petition under Chapter 7 of the Bankruptcy Code, it is:

RESOLVED, that the Limited Liability Company file as soon as practicable a bankruptcy in accordance with Chapter 7 of the Bankruptcy Code.

The undersigned hereby certifies that he/she is the duly elected and qualified Secretary and the custodian of the books and records and seal of Dutch Mining, LLC, a limited liability company duly formed pursuant to the laws of the Oregon of and that the foregoing is a true record of a resolution duly adopted at a meeting of the and that said meeting was held in accordance with state law and the Bylaws of the above-named Corporation on April 16, 2014, and that said resolution is now in full force and effect without modification or rescission.

IN WITNESS WHEREOF, I have executed my name as Secretary and have hereunto affixed the corporate seal of the above-named limited second this 16th day of April 2014.

Dutch Mining, LLC

Secretary